SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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Filed by a Party other than the Registrant [X]

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[  ]           Definitive Proxy Statement
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[  ]           Soliciting Material under Rule 14a-12

BIGLARI HOLDINGS INC.
(Name of Registrant as Specified in its Charter)

Nicholas J. Swenson
Groveland Capital LLC
Groveland Hedged Credit Fund LLC
Groveland Master Fund Ltd.
Seth G. Barkett
Thomas R. Lujan
James W. Stryker
Ryan P. Buckley
Stephen J. Lombardo III
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by Groveland Group

The Groveland Group (as defined herein) issued a press release to shareholders following a report issued by Institutional Shareholder Services (“ISS”).  A copy of the press release regarding the ISS report is being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended, by the Groveland Group.

Important Information

The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as nominees to the board of directors of Biglari Holdings Inc. (the “Company”), and is soliciting votes for the election of Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as members of the Company’s board of directors (the “Groveland Nominees”).  The Groveland Group has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card  and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

Participants in Solicitation

The “Groveland Group” currently consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett.  Along with the Groveland Group, the following are also participants in the solicitation: James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, and Ryan P. Buckley.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the Groveland Group’s definitive proxy statement, as filed with the SEC on March 11, 2015.

For Immediate Release

Groveland Group Comments on ISS Recommendation to Withhold Votes
on Entire Biglari Holdings Board and Change Is Warranted

Leading Proxy Advisory Firm Cites Biglari Holdings’ Poor Board Governance Efforts
and Executive Outsized Compensation

Groveland Encourages All Biglari Holdings Shareholders to Vote the WHITE Proxy Card

MINNEAPOLIS, March 27, 2015 – Groveland Capital, LLC. (the "Groveland Group") today commented on a report issued by Institutional Shareholder Services, Inc. (“ISS”), a leading proxy advisory firm, recommending that shareholders of Biglari Holdings, Inc. (NYSE: BH) WITHHOLD votes from the entire board of directors (the “Board”) of Biglari Holdings (“Company” or “BH”) and that change is warranted at the Company.

In issuing its recommendation, ISS noted, “In highlighting the repeated failures of governance by the incumbent board, the dissidents have made a compelling case – as the voting results from last year's annual meeting suggest other shareholders have already concluded – that change is warranted.” Specifically, ISS highlighted the following key concerns:

●
“Shareholder discontent with BH's independent directors was already evident at last year's annual meeting, when incumbents Cooper, Johnson, Mastrian, and Person all received support of 62.1 percent or lower. Such low support – particularly after taking into account the fact that the CEO controls nearly 20 percent of the company's shares – suggests that shareholder frustration has increased substantially…”

●
“It is clear that support is not warranted for the incumbent nominees [for all six incumbent directors], each of whom has been a director long enough to have addressed the festering governance issues, but none of whom appear to have done so.”

●
“This is particularly the case with regard to the Compensation Committee members, who do not appear to have meaningfully addressed shareholders' concerns about the company's pay program despite two consecutive failed say-on-pay votes.”

●
“The numerous questionable governance practices, and particularly decisions by the independent directors regarding corporate investments in the CEO's personal hedge fund, raise significant question about the stewardship of the incumbent directors.”

●
“Even absent a proxy contest for board seats, WITHHOLD votes would be warranted for incumbent Compensation Committee members Johnson, Cooper, Mastrian, and Person for failing to adequately address shareholder opposition to the company’s pay program.”

Accordingly, ISS concluded and recommended to its client, “WITHHOLD votes on the management card are warranted for each of the six incumbent nominees based on persistent and pervasive problematic governance practices.”

Nick Swenson, Principal and Founder of Groveland Capital, stated: “"We strongly agree with ISS’s assessment that BH shareholders are frustrated and that corporate governance reform at Biglari Holdings is warranted. We believe ISS has a paradigm for majority board change. While the Groveland Group's slate didn't fulfill all of their requirements, we understand and respect this institutional imperative. At the same time, we believe shareholders bear real and immediate costs if they do not vote for reform NOW by voting FOR each of our highly qualified nominees on the WHITE proxy card.”

Costs of Remaining With the Status Quo at Biglari Holdings

Groveland underscores the following reasons that support change now at Biglari Holdings:

●	Waiting for another or for a better activist to come along is not a sure thing by any means. It could be a long wait.
●	Another year means another 2.5% of revenues due to Mr. Biglari under the licensing agreement or the equivalent of $20 million.
●	Another year without a high-test restaurant CEO at the Steak n Shake helm during a highly competitive burger war environment.
●	Continued poor corporate governance by BH CEO Mr. Biglari and the Board.
●
As shareholders who have intensively followed BH for many years, we are genuinely concerned about the decline in the economic earnings power of the Company. This will play itself out and, like serious equity analysts, we'll either have it right or not.

●	The costs to avoiding reform now and promoting more "governance by Biglari" are real and discernible.
●	Groveland Group is preparing a net assessment of the costs and benefits to shareholders of reform now versus reform someday, so that shareholders can make an informed decision.

Added Mr. Swenson, “We believe Biglari Holdings has significant potential to build a more profitable and valuable business if corporate governance is reformed and the right operational focus is achieved. We believe that our newly revitalized directors can help ensure Biglari Holdings takes full advantage of this opportunity and create significant value for all shareholders, franchisees and employees.”

The Groveland Group believes that each of its nominees -- Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo, III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett – have strong public company experience, focused on improved operational performance and improved corporate governance.

AS ISS HAS RECOMMENDED TO WITHOLD VOTES ON THE ENTIRE BH BOARD, GROVELAND ENCOURAGES ITS FELLOW SHAREHOLDESR TO CHECK THE POWER OF BIGLARI HOLDINGS CEO MR. SARDAR BIGLARI AND THE BOARD BY VOTING THE WHITE PROXY CARD.

The Groveland Group press release along with other materials related to the Biglari Holdings proxy contest is available on the website www.ReformBH.com and on the SEC’s website www.sec.gov.

VOTE THE WHITE PROXY CARD TO REFORM BIGLARI HOLDINGS.

Your Vote Is Important – No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

D.F. KING & CO., INC.
Shareholders Call Toll-Free:877-283-0325
Banks and Brokers May Call Collect: 212-269-5550

REMEMBER:

We urge you NOT to sign any Blue proxy card sent to you by the Company. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet -- please follow the simple instructions provided on your WHITE proxy card.

About Groveland Capital, LLC

Groveland Capital, LLC. is an Investment Advisor based in Minneapolis, MN. Groveland Capital is nimble advisory focused on unearthing unique investment opportunities. Our insight and global network is complemented by our billion dollar+ fund experience and expertise. Our investment strategy is to acquire stakes in undervalued and/or underperforming companies. When necessary, we seek board representation and advocate for improvements in financial performance, capital allocation, and corporate governance for the benefit of all shareholders.

Important Information

The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as nominees to the board of directors of Biglari Holdings Inc. (the “Company”), and is soliciting votes for the election of Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as members of the Company’s board of directors (the “Groveland Nominees”). The Groveland Group has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders. Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters. Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

Participants in Solicitation

The “Groveland Group” currently consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett. Along with the Groveland Group, the following are also participants in the solicitation: James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, and Ryan P. Buckley. The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the Groveland Group’s definitive proxy statement, as filed with the SEC on March 11, 2015. These materials may be accessed from the SEC's website free of charge.

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Contacts

Investors:
Nick Swenson
Groveland Capital
inquiries@grovelandcapital.com
612-843-4302

D.F. King & Co., Inc.
BHinfo@dfking.com
212-269-5550

Media:
Anthony Giombetti
Gio Public Relations
anthony@giombettipr.com
818-821-7530